Exhibit 99.1

Genasys Inc. Reports Fiscal First Quarter 2021 Financial Results

SAN DIEGO, CA – February 9, 2021 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced financial results for the Company's fiscal first quarter ended December 31, 2020.

Fiscal First Quarter 2021 Financial Summary

Fiscal 2021 first quarter revenues were $8.0 million, down from $8.8 million in the prior year quarter due to the delayed shipment of an order because the customer-required payment was not received prior to the quarter end. The payment was subsequently received and the order shipped in early January.

Gross profit margin was 46.1%, compared with 52.4% in the first quarter of fiscal 2020. The decrease was attributable to lower revenues, an 86% increase in software engineering personnel over last year and additional engineering charges resulting from a more precise process to charge engineering expenses to cost of sales.

Operating expenses were $4.4 million, an increase of 13% from $3.9 million in the same period a year ago. The increase was largely due to higher selling, general and administrative expenses from a 50% increase in sales and marketing personnel over the prior year period to support future revenue growth opportunities.

Net loss for the quarter was $0.6 million, or $(0.02) per share, compared with net income of $0.6 million, or $0.02 per share, in the first quarter of fiscal 2020. The decrease was due primarily to lower revenue and increased engineering, sales and marketing expenses.

Cash, cash equivalents and marketable securities totaled $27.5 million on December 31, 2020, compared with $31.4 million on September 30, 2020. The decrease was principally due to the acquisition of Amika Mobile, partially offset by $1.3 million generated in operating cash.

Working capital totaled $25.6 million on December 31, 2020, compared with $29.8 million on September 30, 2020.

“Record fiscal first quarter bookings of $12.2 million were 43% higher than the first six months of fiscal 2020,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “Strong bookings and backlog are expected in the fiscal second quarter that will help propel the Company to another year of record revenues.”

Select Fiscal First Quarter 2021 Operating and Business Highlights

•	Closed acquisition of Amika Mobile and rebranded company as Genasys Communications Canada

•	Announced $7.7 million in U.S. defense orders

•	Awarded U.S. Navy SBIR program research and development project

•	Received $1.6 million in international law enforcement, homeland security and mass notifications orders

•	Recognized in Gartner 2020 Market Guide for Emergency/Mass Notification Services Solutions

“The technology and personnel investments we’re making in our software business are significantly increasing emergency management, enterprise safety and mobile mass messaging sales opportunities,” continued Mr. Danforth. “Our multi-year contract awards in Australia and the many recent and expected requests for proposal from the European Union initiative, and from North America for our enterprise solutions, have us well-positioned for record fiscal year software bookings and revenue.”

“Several integrated public safety mass notification systems contracts, as well as a large U.S. Army LRAD® 450XL program order are also anticipated this fiscal year,” Mr. Danforth concluded. “With record fiscal first quarter bookings totaling $3.7 million more than the first six months of fiscal 2020 and strong bookings and backlog growth expected in our fiscal second quarter, Genasys is on pace for another year of record revenues.”

We include in this press release Non-GAAP operational metrics of bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal first quarter 2021 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (404) 267-0369. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/39912

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications systems and solutions to help keep people safe. Genasys provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company’s unified critical communications platform includes Genasys Emergency Management (GEM) applications, National Emergency Warning Systems (NEWS), LRAD® long-range voice broadcast systems, and more.

Genasys systems are in service in 72 countries and in more than 450 U.S. cities in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and many more. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2020. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara

Darrow Associates, Inc.

ir@genasys.com

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	December 31,
	2020	September 30,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$19,584	$23,319
Short-term marketable securities	5,517	4,265
Restricted cash	295	282
Accounts receivable, net	3,159	5,442
Inventories, net	6,963	5,949
Prepaid expenses and other	713	860
Total current assets	36,231	40,117
Long-term marketable securities	2,419	3,805
Long-term restricted cash	1,180	395
Deferred tax assets, net	11,100	11,095
Property and equipment, net	1,885	1,930
Goodwill	8,500	2,472
Intangible assets, net	3,743	943
Operating lease right of use asset	5,384	5,285
Prepaid expenses and other - noncurrent	161	125
Total assets	$70,603	$66,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,618	$1,370
Accrued liabilities	7,848	7,880
Notes payable, current portion	314	300
Operating lease liabilities, current portion	848	771
Total current liabilities	10,628	10,321

Notes payable, less current portion	18	18
Other liabilities, noncurrent	915	293
Operating lease liabilities, noncurrent	6,385	6,395
Total liabilities	17,946	17,027

Total stockholders' equity	52,657	49,140
Total liabilities and stockholders' equity	$70,603	$66,167

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended
	December 31,
	2020	2019
	(unaudited)	(unaudited)

Revenues	$8,028	$8,782
Cost of revenues	4,324	4,180
Gross profit	3,704	4,602

Operating expenses:
Selling, general and administrative	3,331	2,822
Research and development	1,066	1,084
Total operating expenses	4,397	3,906

(Loss) income from operations	(693)	696
Other income and expense, net	69	96
(Loss) income before income taxes	(624)	792
Income tax (benefit) expense	(5)	172
Net (loss) income	$(619)	$620

Net (loss) income per common share:
Basic	$(0.02)	$0.02
Diluted	$(0.02)	$0.02

Weighted average common shares outstanding:
Basic	33,574	32,978
Diluted	33,574	33,711